UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

Chemomab Therapeutics Ltd.

(Exact name of Registrant as Specified in Its Charter)

State of Israel (State or Other Jurisdiction of Incorporation)	001-38807 (Commission File Number)	81-3676773 (IRS Employer Identification No.)

Kiryat Atidim, Building 7 Tel Aviv, Israel (Address of principal executive offices)	6158002 (Zip Code)

Registrant’s telephone number, including area code: +972-77-331-0156

Anchiano Therapeutics Ltd.

One Kendall Square, Building 1400E, Suite 14-105

Cambridge, MA 02139

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing five ordinary shares, no par value per share	CMMB	Nasdaq Capital Market
Ordinary shares, no par value per share	N/A	Nasdaq Capital Market*

* Not for trading; only in connection with the registration of American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) o rRule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On March 16, 2021, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2020, by and among Anchiano Therapeutics Ltd. (“Anchiano”), CMB Acquisition Ltd., an Israeli limited company and wholly-owned subsidiary of Anchiano (“Merger Sub”), and Chemomab Ltd., an Israeli limited company (“Chemomab”), Anchiano completed the previously announced merger transaction, pursuant to which Merger Sub merged with and into Chemomab, with Chemomab surviving such merger as a wholly owned subsidiary of Anchiano (the “Merger”). In connection with the Merger, on March 16, 2021, Anchiano changed its name to Chemomab Therapeutics Ltd. (the “Company”). In connection with the Merger, on March 15, 2021, Anchiano entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain purchasers for the offering and sale by Anchiano in a private placement (the “Private Placement”) of approximately $45.5 million of its American Depositary Shares. The closing of the Private Placement was completed on March 16, 2021.

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement Financing

On March 15, 2021, the Company entered into Purchase Agreements, pursuant to which it agreed to sell and issue approximately $45.5. million of its ADSs in the Private Placement. At the closing of the Private Placement, the Company sold and issued to the purchasers 41,915,433 ADSs and 4,191,543 accompanying warrants at a purchase price of $1.08443 (pre-reverse split that took effect immediately prior to the closing of the Merger). The warrants have an exercise price of $1.08443 (pre-reverse split that took effect immediately prior to the closing of the Merger), will expire five years from the date of issuance, and if exercised in full will generate additional proceeds to the Company of approximately $4.5 million.

The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Purchasers represented that it is an accredited investor within the meaning of Rule 501 of Regulation D and is acquiring the securities for its own account for investment and not with a view towards distribution. The Purchase Agreements provide the purchasers with certain registration rights that require the Company to file a Registration Statement with the Securities and Exchange Commission (the “SEC”) within 30 days after the closing of the Private Placement for the purposes of registering the resale of the shares issued in the Private Placement.

The preceding summary does not purport to be complete and are qualified in their entirety by reference to the form Purchase Agreement, the Warrant to Purchase American Depositary Shares and the Anti-Dilution Warrant, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K, and which are incorporated herein by reference.

The Purchase Agreement filed as an Exhibit to this Form 8-K has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company or the parties thereto. The Purchase Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that each may have delivered to the other party in connection with signing the Purchase Agreement. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Anchiano’s public disclosures.

Other Transactions

To the extent required by Item 1.01 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

Completion of the Merger

On March 16, 2021, Anchiano completed the Merger pursuant to the Merger Agreement. In connection with the Merger, and following the effective time of the Merger (the “Effective Time”), the Company effected a reverse share split of the Company’s ordinary shares at a ratio of 4:1 (the “Reverse Split”) and increased the number of ordinary shares per ADS from 5 to 20. Following the Reverse Split and closing of the Merger there are approximately 10,697,975 issued and outstanding ADSs of the Company outstanding, with pre-merger Chemomab shareholders owning approximately 90% and pre-merger Anchiano shareholders owning approximately 10% of the Company.

Also, in connection with the Merger, the Company changed its name from “Anchiano Therapeutics Ltd.” to “Chemomab Therapeutics Ltd.” (the “Name Change”) and the business conducted by Chemomab became primarily the business conducted by the Company, which is a clinical-stage biotech company discovering and developing innovative therapeutics for conditions with high unmet medical need that involve inflammation and fibrosis.

At the Effective Time, each Chemomab ordinary share outstanding immediately prior to the Effective Time (excluding certain Chemomab ordinary shares that were cancelled pursuant to the Merger Agreement) automatically converted into the right to receive, post-reverse split,12.86235 Anchiano ADSs, each representing 20 ordinary shares, plus a warrant that may be exercisable under certain circumstances to purchase ADSs. The exchange ratio was calculated using a formula intended to allocate a percentage of the post-Merger Company to former Chemomab securityholders. Specifically, the exchange ratio was calculated based on a $135.0 million valuation for Chemomab and a $15.0 million valuation for Anchiano (without giving effect to the Reverse Split). In addition, at the Effective Time, Anchiano assumed all outstanding unexercised Chemomab options to purchase Chemomab ordinary shares and each such Chemomab option converted into an option to purchase ordinary shares of the Company (including ordinary shares represented by ADSs), with the number of ordinary shares of the Company subject to such option and the exercise price being appropriately adjusted to reflect the exchange ratio.

Anchiano’s ADSs, trading on the Nasdaq Capital Market through the close of business on March 16, 2021 under the ticker symbol “ANCN,” will commence trading on the Nasdaq Capital Market, on a post-Reverse Split adjusted basis, under the ticker symbol “CMMB,” on March 17, 2021, as of which time the Company’s ADS will be represented by a new CUSIP number, 16385C104.

The issuance of the shares of the Company to the former Chemomab securityholders was registered with the SEC on a Registration Statement on Form S-4 (File No. 333-252070) (as amended, the “Form S-4”). The issuance of the shares of the Company to holders of options issued, or to be issued, under the Chemomab Ltd. 2015 Share Incentive Plan will be registered with the SEC on a Registration Statement on Form S-8.

The foregoing description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2020 and is incorporated herein by reference.

Sale of the ADT License

Pursuant to an Asset Purchase and Assignment Agreement dated as of March 16, 2021, between the Company and Kestrel Therapeutics, Inc., a company organized under the laws of Delaware (“Kestrel”), which is filed as Exhibit 10.4 hereto, Anchiano Therapeutics, Inc., a company organized under the laws of Delaware and a wholly-owned subsidiary of the Company, has sold to Kestrel all of the Company’s rights and obligations in its business to the extent related to the research, development and commercialization of the Compounds and Products (as such terms are defined in the Collaboration and License Agreement entered into as of September 13, 2019, by and between ADT Pharmaceuticals, LLC and the Company), also known as the pan-RAS and PDE10/β-catenin programs. Kestrel is obligated to pay the Company $1 million for the sale and transfer of the Compounds and Products, which is expected to close on March 31, 2021.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As disclosed below under Item 5.07 of this Current Report on Form 8-K, at the special meeting of Anchiano’s shareholders held on March 15, 2021 (the “Special Meeting”), the shareholders of Anchiano approved an amendment and restatement of its articles of association (the “Amended and Restated Articles of Association”) to (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect the Reverse Split, (iii) amend the manner in which directors are elected to a classified board format, (iv) effect the Name Change and (v) make such other changes as are set forth in the Amended and Restated Articles of Association.

As a result of the Reverse Split, the number of issued and outstanding ordinary shares of the Company immediately prior to the Reverse Split was reduced to a smaller number of shares, such that every four ordinary shares of the Company held by a shareholder immediately prior to the Reverse Split were combined and reclassified into one share of the Company.

No fractional new ADSs were issued in the Reverse Split. Instead, The Bank of New York Mellon, the Company’s depositary in the United States, Depository Trust Company or the relevant securities intermediary would aggregate and sell the fractional entitlement ADSs and deliver net proceeds of the sale to the ADS holders in lieu of their fractional entitlements.

The foregoing description of the Amended and Restated Articles of Association is not complete and is subject to and qualified in its entirety by reference to the Amended and Restated Articles of Association, which are filed as Exhibit 3.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

The information required by this Item 5.01 is contained in Item 2.01 and is incorporated by reference herein.

The information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors (the “Board”) and principal officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Resignation of Directors

In accordance with the Merger Agreement, Stanislav Polovets, Ruth Alon and Isaac Kohlberg resigned from the Board and any respective committees of the Board of which they were members. The resignations were not the result of any disagreements with Anchiano relating to its operations, policies or practices.

Appointment of Directors

In accordance with the Merger Agreement, on March 16, 2021, effective at the Effective Time, the following individuals were appointed to the Board as directors in the classes set forth below: Stephen Squinto, Ph.D., Adi Mor, Ph.D., Nissim Darvish, M.D., Ph.D, Joel Maryles, Alan Moses, MD, FACP and Claude Nicaise, MD. Neil Cohen, who was a director of Anchiano, continues to serve as a director of the Company.

Other than pursuant to the Merger Agreement, there were no arrangements or understandings between the Company’s newly appointed directors and any person pursuant to which they were elected. None of the Company’s newly appointed directors has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Class Designations

Following the Merger, the classes of the Board are as follows:

•	Class I Directors, whose terms expire at the Company’s 2022 Annual Meeting: Stephen Squinto, Nissim Darvish and Joel Maryles.

•	Class II Directors, whose terms expire at the Company’s 2023 Annual Meeting: Neil Cohen and Claude Nicaise

•	Class III Directors, whose terms expire at the Company’s 2024 Annual Meeting: Adi Mor and Alan Moses

Stephen Squinto, Ph.D. will serve on the Board as chairman upon the consummation of the Merger. Dr. Squinto is a Partner at OrbiMed Advisors LLC, an investment firm, and has also served as acting Head of Research and Development of SpringWorks Therapeutics, Inc. Dr. Squinto currently serves on the boards of directors of Passage Bio Inc., SpringWorks Therapeutics, Inc., and several private companies. Dr. Squinto also previously served on the boards of directors of Audentes Therapeutics, Inc. and Arvinas, Inc. Previously, Dr. Squinto co-founded Alexion Pharmaceuticals, a biotechnology company, and served as its Executive Vice President and Chief Global Operations Officer from 2012 to January 2015 and as its Global Head of Research and Development from 2007 to 2012. Dr. Squinto holds a Ph.D. in biochemistry and biophysics and a B.A. in chemistry from Loyola University of Chicago. We believe Dr. Squinto is qualified to serve as a director due to his extensive experience as an entrepreneur and investor in the life sciences industry and his service on the boards of other public and private biopharmaceutical and biotechnology companies.

Adi Mor, Ph.D. will serve on the Board upon the consummation of the Merger. Dr. Mor is a co-founder of Chemomab and has served as Chemomab’s Chief Executive Officer, Chief Scientific Officer, member of Chemomab’s board of directors since its formation in 2011. She has in-depth knowledge in immunology focusing on rare diseases and broad experience in designing, developing and patenting a novel class of monoclonal antibodies to treat inflammatory and fibrotic diseases. Dr. Mor received her Ph.D. in immunology from Tel Aviv University in the Department of Neurobiochemistry in Israel and is the lead author of numerous scientific journal publications in immunology and inflammatory disorders. Dr. Mor is expected to be appointed to serve on the board of directors of the combined company because of her scientific background and experience in the life sciences industry.

Nissim Darvish, M.D., Ph.D. will serve on the Board upon the consummation of the Merger. Dr. Darvish is a Venture Partner at OrbiMed Israel, an investment firm. Dr. Darvish currently serves as a director of 9 Meters Biopharma Inc. and several private companies. Previously, Dr. Darvish was employed at Pitango Venture Capital, where he was a General Partner managing life sciences investments. He was also the founder and CEO of Impulse Dynamics, where he culminated in a $250 million realization event. Dr. Darvish obtained his M.D. and Ph.D. in Biophysics and Physiology from the Technion in Israel, and subsequently conducted his post-doctoral research at NIH. He has published over 100 patents and authored over 20 publications. We believe that Dr. Darvish is qualified to serve on our board of directors based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.

Joel Maryles has served on the Board upon the consummation of the Merger. Mr. Maryles currently serves on the board of directors and as the Chairman of Remuneration Committee of Jefferies International Ltd., since 2016. Mr. Maryles previously served on the board of directors of Radware Ltd. (NASDAQ: RDWR), from 2014 to 2020 and from 2014 to 2016, on the board of directors of EZchip Semiconductor Ltd., which was acquired by Mellanox Technologies in 2016. From 2015 to 2018, Mr. Maryles was a Partner at OurCrowd and from 2007 to 2012, he served as a Portfolio Manager at T-Cubed Investments, which he founded. Prior to that, Mr. Maryles served as a Managing Director of the Investment Banking division of Citigroup, Israel and of Furman Selz, Israel. Mr. Maryles holds a Bachelor of Science in Mechanical Engineering from the University of Illinois and an MBA from the University of Chicago, Illinois.

Alan Moses, M.D., FACP will serve on the Board upon the consummation of the Merger. Dr. Moses is board certified by the ABIM with subspecialty certification in Endocrinology and Metabolism and is a Fellow of the American College of Physicians. Dr. Moses currently serves on the board of directors of BioFabUSA, since 2018. Prior to that time, from 2008 to 2018, Dr. Moses served as the Global Chief Medical Officer of Novo Nordisk A/S (CPH: NOVO-B), which he joined in 2004. Dr. Moses served as a Professor of Medicine at Harvard Medical School from 2002 to 2006, and in collaboration with MIT, he co-founded and co-directed the Clinical Investigator Training Program, which focused on training physician-scientists in translational research. Dr. Moses previously served as the Senior Vice President and Chief Medical Officer of the Joslin Diabetes Center, from 1998 to 2004. Dr. Moses holds a BS from Duke University, North Carolina and an MD from Washington University School of Medicine, Missouri.

Claude Nicaise, M.D. will serve on the Board upon the consummation of the Merger. Dr. Nicaise is a physician with extensive US and international experience in clinical drug development, strategic management, worldwide regulatory strategy, pharmaceuticals, biotechnology, including clinical cancer research, infectious diseases and neuroscience. Dr. Nicaise is the owner and founder of Clinical Regulatory Services, which provides consulting services to the life science and biotechnology industry in support of all aspects of clinical and regulatory development. Dr. Nicaise currently serves on the board of directors and as the Chairman of the Compensation Committee of Sarepta Therapeutics, Inc. (NASDAQ: SRPT), since 2015, as well as on the board of directors of Mynoryx Therapeutics, since 2017. Prior to that time, from 2008 to 2014, Dr. Nicaise served as the Senior Vice President of Alexion Pharmaceuticals Inc. (NASDAQ: ALXN), and between 1984 and 2008, he held numerous senior management roles at Bristol Myers Squibb (NYSE: BMY). Dr. Nicaise holds an MD and a degree in Internal Medicine, Clinical Oncology, from Brussels University, Belgium.

Neil Cohen has served as a member of Anchiano’s board of directors since April 2020 and as Anchiano’s interim Chief Executive Officer from October 2020 until the consummation of the Merger. Mr. Cohen has served as the Chairman and Chief Executive Officer of Castel Partners Ltd. since January 2012. In 1994, he co-founded Israel Seed Partners, a leading venture capital firm, and managed the firm until 2019. Mr. Cohen has invested in and served on the boards of directors of many private technology companies, including a large number which were acquired or completed successful initial public offerings, including Compugen (Nasdaq: CGEN), Shopping.com (Nasdaq: SHOP, acquired by EBAY), Broadlight (acquired by Broadcom, Nasdaq: AVGO) and Cyota (acquired by RSA). He is a venture partner at SKY, an Israeli middle-market private equity firm, Hetz Ventures Management Ltd., an early-stage Israeli venture capital fund, and Shavit Capital. Mr. Cohen was previously the Business Editor of The Jerusalem Post and began his career in the private equity group at N M Rothschild & Sons Limited in London. Mr. Cohen received a B.A. and M.A. in Oriental Studies, with first class honors, from Oxford University. Mr. Cohen will serve on the Board of the combined company because of his extensive experience serving as a director of both private and public companies.

Committees

Audit Committee

In connection with the closing of the Merger, Joel Maryles, Alan Moses and Claude Nicaise were appointed to the audit committee of the Board. Joel Maryles was appointed as the chairperson of the audit committee and is a financial expert under the rules of the SEC.

Compensation Committee

In connection with the closing of the Merger, Nissim Darvish and Neil Cohen were appointed to the compensation committee of the Board, and Nissim Darvish was appointed the chair of the compensation committee.

Corporate Governance and Nominating Committee

In connection with the closing of the Merger, Neil Cohen and Joel Maryles were appointed to the nominating and corporate governance committee of the Board, and Neil Cohen was appointed the chair of the nominating and corporate governance committee.

Resignation of Principal Officers

In accordance with the Merger Agreement, on March 16, 2021, upon the effective time of the Merger, Neil Cohen resigned as interim Chief Executive Officer of the Company, and Andrew Fine resigned as Chief Financial Officer of the Company.

Appointment of Principal Officers

In accordance with the Merger Agreement and an action of the Board, on March 16, 2021, the Board appointed Adi Mor as the Company’s Chief Executive Officer and Chief Scientific Officer, Sigal Fattal as the Company’s interim Chief Financial Officer and Aaron Aharon as the Company’s Chief Medical Officer, each effective as of the closing of the Merger and to serve at the discretion of the Board.

There are no family relationships among any of the Company’s newly appointed principal officers. None of the Company’s newly appointed principal officers has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Adi Mor, Ph.D. Dr. Mor’s biographical information is disclosed in the section above under the heading “Appointment of Directors.”

Arnon Aharon, M.D. has served as Chemomab’s Chief Medical Officer since January 2018. Prior to his promotion, Dr. Aharon served as Chemomab’s Head of Clinical Development from December 2016 to December 2017. Prior to joining Chemomab, from January 2014 to November 2016, Dr. Aharon served as Chief Medical Officer at BioLineRx Ltd., a company listed on Nasdaq and The Tel Aviv Stock Exchange, where he directed the oncology and immunology pipeline. Dr. Aharon also served at multiple senior management positions at biotechnology companies, including Pharmos Ltd., a company listed on Nasdaq and The Tel Aviv Stock Exchange, Thrombotech Ltd., and LycoRed Ltd. Dr. Aharon is a member of several industry advisory groups and provides consulting services to biotechnology companies and academic institutions. Dr. Aharon received his M.D. from the University of Tel Aviv in Israel.

Sigal Fattal  has served as Chemomab’s interim Chief Financial Officer since October 2020. Prior to joining Chemomab, from March 2017 to December 2019, Ms. Fattal served as Chief Financial Officer at BiomX (NYSE American: PHGE), a clinical stage microbiome product discovery company. Prior to joining BiomX, Ms. Fattal served as Chief Financial Officer at Evogene (Nasdaq and TASE: EVGN), a computational biology company, from 2013 to 2016. Prior to that time, Ms. Fattal served in multiple financial and operational executive roles in various companies. Ms. Fattal also currently serves as co founder of Simbiz, which was started in September 2020 and which offers one-stop shop corporate services to startup companies. Ms. Fattal is a certified CPA (Isr.), and holds a BA in Accounting and Economics, and an MBA, both from Tel Aviv University.

Item 5.03	Amendments to Certificate of Incorporation

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.07	Submission of Matters to a Vote of Security Holders

On March 15, 2021, Anchiano held its Special Meeting. The following is a brief description of the final voting results for each of the proposals submitted to a vote of the shareholders at the Special Meeting. The final voting results do not reflect the Reverse Split.

(a) Proposal 1 — The proposal to approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the Effective Time to the securityholders of Chemomab was approved, as follows:

Votes For	Votes Against	Abstentions
21,038,840	26,420	17,510

(b) Proposal 2 — The proposal to approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the Private Placement was approved, as follows:

Votes For	Votes Against	Abstentions
20,999,475	68,200	15,095

(c) Proposal 3 — The proposal to approve and adopt the Amended and Restated Articles of Association was approved, as follows:

Votes For	Votes Against	Abstentions
21,001,885	66,820	14,065

(d) Proposal 4 — The proposal to approve the form of Indemnification Agreement and to authorize the execution and delivery of such Indemnification Agreement with all directors of the Company to be in office immediately following the Effective Time of the Merger or thereafter elected or appointed to the Board was approved, as follows:

Votes For	Votes Against	Abstentions
21,004,040	47,980	30,750

(e) Proposal 5 — The proposal to approve an amendment to the Company’s Compensation Policy to remove the limit on the annual premium for directors and officers insurance was approved, as follows:

Votes For	Votes Against	Abstentions
20,224,320	212,145	7,760

(f) Proposal 6 — The proposal to approve an amendment to the compensation terms of the current and future directors of the Company, and related amendments to the Company’s Compensation Policy was approved, as follows:

Votes For	Votes Against	Abstentions
20,139,860	173,170	142,495

Item 8.01	Other Events.

On March 15, 2021, the Company issued a press release announcing the shareholder approval of the Merger and the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On March 16, 2021, the Company issued a press release announcing the completion of the Merger, including the Name Change. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Chemomab Therapeutics Ltd.

The Company will file the financial statements required to be filed by this Item 9.01(a) not later than seventy-one (71) calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Company will file the financial statements required to be filed by this Item 9.01(b) not later than seventy one (71) calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits Below is a list of exhibits included with this Current Report on Form 8-K.

Exhibit No.	Document

2.1*	Agreement and Plan of Merger, dated December 14, 2020, by and among Chemomab Therapeutics Ltd. (formerly known as Anchiano Therapeutics Ltd.), Chemomab Ltd. and CMB Acquisition Ltd. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-38807) filed on December 15, 2020)
3.1	Amended and Restated Articles of Association of Chemomab Therapeutics Ltd. (formerly known as Anchiano Therapeutics Ltd.)
10.1	Form of Securities Purchase Agreement, dated March 15, 2021, by and between Chemomab Therapeutics Ltd. (formerly known as Anchiano Therapeutics Ltd.) and certain purchasers
10.2	Form of American Depositary Shares Purchase Warrant of Chemomab Therapeutics Ltd.
10.3	Form of Anti-Dilution Warrant of Chemomab Therapeutics Ltd. (formerly known as Anchiano Therapeutics Ltd.)
10.4*	Asset Purchase and Assignment Agreement, dated as of March 16, 2021, made between Anchiano Therapeutics, Inc. and Kestrel Therapeutics, Inc.
10.5#	Form of Indemnification Agreement of Chemomab Therapeutics Ltd. (formerly known as Anchiano Therapeutics Ltd.) (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-4 (File No. 333-252070) filed on February 10, 2021)
99.1	Press Release, issued on March 15, 2021.
99.2	Press Release, issued on March 16, 2021.

*	Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chemomab Therapeutics Ltd.

By:	/s/ Adi Mor
Name:	Adi Mor
Title:	Chief Executive Officer and Chief Scientific Officer

Date: March 16, 2021